Exhibit 6.9

AMENDMENT NO. 1 TO THE ENGAGEMENT LETTER BETWEEN

The iRemedy Healthcare Companies, Inc., AND

OpenDeal Broker LLC d/b/a/ the Capital R

Amendment No. 1, dated November 3, 2022 (the “Amendment”) to the Engagement Agreement and set forth as Exhibit A, dated October 5th, 2022 (the “Existing Agreement”), between The iRemedy Healthcare Companies, Inc., (“Issuer”), and OpenDeal Broker LLC d/b/a/ the Capital R, a New York limited liability company (“ODB”), and together with Issuer, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into Existing Agreement;

WHEREAS, the Parties hereto desire to amend the Existing Agreement dated October 5th, 2022; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.                  Amendments to the Existing Agreement. As of the Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

(a)                Section 5 of Schedule D of the Existing Agreement shall be struck in its entirety and replaced by “Section 5. Non-Accountable Expenses. Reserved.”

3.                  Date of Effectiveness; Limited Effect. This Amendment is effective on the date first written above (the "Effective Date"). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

4.                  Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)                It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

(b)               The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)                This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

5.	Miscellaneous.

(a)                This Amendment is governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of such State.

(b)               This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c)                The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d)               This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e)                This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(f)                 Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

IN WITNESS WHEREOF, the Parties have executed this Amendment effective the date first written above.

The iRemedy Healthcare Companies, Inc.

By /s/ Tony Paquin Name: Tony Paquin

Title: Chief Executive Officer Email: Tony@iRemedy.com

OpenDeal Broker d/b/a/ the Capital R

By /s/ Gerard Visci Name: Gerard Visci

Title: Chief Compliance Officer Email: Gerard@thecapitalr.co